UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 30, 2019
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DICERNA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36281	20-5993609
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive Cambridge, Massachusetts	02140
(Address of registrant’s principal executive office)	(Zip code)

(617) 621-8097
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DRNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item	Entry into a Material Definitive Agreement.
1.01
On October 30, 2019, Dicerna Pharmaceuticals, Inc. (the “Company”), F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”, and together with Roche Basel, “Roche”) entered into a Collaboration and License Agreement (the “Roche Collaboration Agreement”). Under the terms of the Roche Collaboration Agreement, the Company and Roche will seek to progress DCR-HBVS, the Company’s investigational therapy in Phase 1 clinical development, toward worldwide development and commercialization as well as an option for the companies to collaborate in the discovery, development, and commercialization of oligonucleotide therapeutics intended for the treatment of hepatitis B virus (“HBV”).
The Roche Collaboration Agreement provides that Roche will lead the development and commercialization of the DCR‑HBVS program after completion of the Phase 1 clinical trial by the Company. Roche also has until receipt of interim Phase 1 data from the DCR-HBVS Phase 1 study (but no later than December 31, 2020) to initiate a research and development collaboration with the Company to pursue up to five targets selected by Roche which are intended primarily to treat HBV. Under the terms of the Roche Collaboration Agreement, the goal of such research collaboration will be to select compounds developed by the Company or Roche for Roche’s continued development and commercialization. The Roche Collaboration Agreement provides that the Company and Roche’s research and early development organization will work exclusively with each other during the research collaboration period on the discovery, research, and development of such targets selected by Roche. Under the Roche Collaboration Agreement, the Company will provide Roche with exclusive and non-exclusive licenses to support Roche’s activities and to enable Roche to commercialize products derived from or containing compounds developed pursuant to such agreement.
Roche will pay the Company a non-refundable, upfront payment of $200.0 million. The Company is also eligible to receive additional payments totaling up to approximately $1.47 billion, which includes payments upon achievement of specified development, regulatory and commercial milestones for DCR-HBVS. In addition, the Roche Collaboration Agreement provides that Roche will pay to the Company up to mid- teens percent royalties on product sales. Royalties are payable until the later of 10 years after first commercial sale of each product in a country, expiration of patent rights in a country, or for products containing DCR-HBVS in a given country, the expiration of data or regulatory exclusivity, subject to certain royalty step-down provisions set forth in the agreement. In addition, the Company has an option to co-fund the development of products under the agreement and, if exercised, receive high twenties to low thirties royalty rates on the net sales of products in the United States. If the Company exercises the co-funding option, it shall also have an option to co-promote products containing DCR-HBVS in the United States.
The Roche Collaboration Agreement includes various representations, warranties, covenants, indemnities, and other customary provisions. Roche may terminate the Roche Collaboration Agreement at any time without cause following the notice periods described in the agreement. Either party may terminate the Roche Collaboration Agreement in the event of an uncured material breach of the other party. The Roche Collaboration Agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other customary closing conditions.
The foregoing summaries are qualified in their entirety by the text of the Roche Collaboration Agreement which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Cautionary Note on Forward-Looking Statements
This Current Report on Form 8-K includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Examples of forward-looking statements include, among others, statements we make regarding: (i) the development, regulatory or commercial milestone payments, or royalty payments, (ii) the therapeutic and commercial potential of DCR-HBVS for the treatment of HBV inferred from the statements regarding such payments or (iii) our expectations regarding our collaboration with Roche. The process by which an early stage investigational therapy such as DCR-HBVS could potentially lead to an approved product is long and subject to highly significant risks, particularly with respect to a pre-clinical research collaboration. Applicable risks and uncertainties include those relating to our pre-clinical research and other risks identified under the heading “Risk Factors” included in the Company’s most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this Current Report on Form 8-K reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2019	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ Douglas M. Fambrough, III
Douglas M. Fambrough, III, Ph.D.
Chief Executive Officer